Exhibit 10.7

Amendment to Change of Control Agreement

This shall constitute an amendment (the “Amendment”) to the Change of Control agreement dated November 20, 2008 (the “Agreement”) between J. Michael Whitted (the “Executive”) and SPX Corporation pursuant to Section 9 of the Agreement, and shall be effective July 22, 2009.

WHEREAS, the parties wish to amend the Agreement to reflect the Executive’s participation in the Supplemental Retirement Plan for Top Management;

NOW, THEREFORE, the parties agree as follows:

1.             Section 3(d)(iv) of the Agreement shall be superseded and replaced in its entirety by the following provision:

“(iv)        The failure by the Company to continue in effect the Company’s Pension Plan, Retirement Savings Plan, Supplemental Retirement Savings Plan, Supplemental Retirement Plan for Top Management, Executive Bonus Plan, Stock Compensation Plan, any plans substituted for the above adopted prior to the Change of Control, or any other of the Company’s employee benefit plans, policies, practices or arrangements in which you participate, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) to provide similar benefits has been made with respect to such plan(s); or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed as of the time of the Change of Control;”

2.             Section 4(a)(v) of the Agreement shall be superseded and replaced in its entirety by the following provision:

“(v)         Any and all other cash earned through the Date of Termination and deferred at your election or pursuant to any deferred compensation plan then in effect, including your accrued benefit under the SPX Corporation Supplemental Retirement Plan for Top Management;”

3.             Section 4(b)(v) of the Agreement shall be superseded and replaced in its entirety by the following provision:

“(v)         Under the Company’s Supplemental Retirement Savings Plan (the ‘SRSP’), you will receive a cash lump sum payment of the full balance (vested and unvested) of your Pre-2005 Account (as defined in the SRSP).  In addition, under the Company’s Pension Plan and Supplemental Retirement Plan for Top Management, you will receive immediate full vesting as of your Date of Termination and receive two (2) additional full years of service credit for computing your accrued retirement benefit under both plans. Further, in computing the accrued retirement benefits under both plans, two (2) years will be added to your actual age, and the definition of ‘Final Average Pay’ (base and bonus) shall be the greater of (A) your highest three (3)-year average or (B) the sum of your actual base salary in effect at your Date of Termination plus the greatest of the bonus amounts described in parts (I), (II) and (III) of subparagraph (ii), above, with the additional benefits, to the extent not payable under the Pension Plan, to be paid as an additional benefit under the Supplemental Retirement Plan for Top Management;”

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

EXECUTIVE ACCEPTANCE	SPX CORPORATION

/s/ J. Michael Whitted	BY:	/s/ Kevin L. Lilly
Kevin L. Lilly

	Its:	Senior Vice President, Secretary
and General Counsel

	Date:	July 22, 2009